Exhibit 99.1

FOR IMMEDIATE RELEASE

McCORMICK REPORTS THIRD QUARTER RESULTS

•	Net sales rose 9% to $782 million.

•	Company increased marketing support 30% to drive growth.

•	Earnings per share increased 21% with strong business results and a gain on the sale of Season-All.

SPARKS, MD, SEPTEMBER 25 — McCormick & Company, Incorporated (NYSE:MKC), today reported results for the third quarter ended August 31, 2008.

Alan D. Wilson, President and CEO, stated, “Despite a tough economy and volatile material costs, we continue to grow sales and achieve higher profit as reflected in our latest financial results. A double-digit increase in sales of our consumer products was driven by higher volume and product mix, which included results from our 2008 acquisitions of the Lawry’s® business and Billy Bee® honey, and by pricing actions. Pricing led to an increase in industrial business sales for the third quarter, which was offset in part by reduced volume and product mix to restaurant customers in the U.S. and Europe. Our Asia/Pacific region reported another excellent quarter with a double-digit sales increase for both the consumer and industrial businesses.

“We are committed to investing in the growth of our business and during the third quarter we completed the acquisition of Lawry’s and also increased the marketing support behind our leading brands. The integration of Lawry’s is well underway and we are making progress with the transition of production, as well as product innovation and marketing plans. In the third quarter we stepped up marketing support behind this year’s new products, as well as Grill Mates®, grinders and seafood items. Acquisitions, marketing support and other investments in our business have us well-positioned for the upcoming holiday season and on-track for strong results in 2008.”

For the third quarter, the Company’s net sales rose 9% over the third quarter of 2007 with 4% from pricing actions taken to offset higher costs, 3% from favorable foreign exchange rates and 2% from higher volume and product mix. Acquisitions, new distribution and increased marketing support led to a 7% increase in volume and product mix in the consumer business, while volume and product mix in the industrial business declined 5% with lower sales to restaurant customers.

Earnings per share rose 21%, or $0.09, to $0.52, compared to the third quarter of 2007. Higher operating income, which included $6.8 million of increased marketing support, added $0.02 to earnings per share. Another $0.03 per share was added from a combination of reduced interest expense, a lower tax rate and higher income from unconsolidated operations. In connection with the acquisition of Lawry’s during the third quarter, the Company sold its Season-All® business and recorded a $12.9 million pre-tax gain which added $0.07 to earnings per share. Also, in conjunction with the Lawry’s acquisition, the Company recorded a $5.0 million pre-tax cost to rebalance its debt structure which reduced earnings per share by $0.03. Earnings per share in both the third quarter of 2008 and 2007 included $0.02 of restructuring charges.

For the first three quarters, cash flow from operations was $115 million in 2008 compared to $23 million in 2007. This improved result during 2008 was largely due to a decrease in payments related to the restructuring plan, higher collection of receivables, effective inventory management and lower retirement plan contributions. The Company continues to project at least $300 million in cash from operations in fiscal year 2008.

The Company’s 2008 guidance for sales growth and earnings per share was increased in August to account for the Lawry’s acquisition. Based on the third quarter results and the current outlook for the fourth quarter, the Company reaffirmed that it expects to grow fiscal year 2008 sales 9 to 10%. The guidance for 2008 earnings per share has been increased by $0.01 to a range of $2.04 to $2.08 because the actual gain on the sale of Season-All exceeded the Company’s initial projection. In addition to the gain on the sale of Season-All, this guidance includes an estimated $0.10 per share of restructuring charges and $0.03 per share for costs to rebalance debt.

Business Segment Results

Consumer Business

(in millions)	Three Months Ended		Nine Months Ended
	8/31/08	8/31/07	8/31/08	8/31/07
Net sales	$443.0	$387.4	$1,270.9	$1,134.7
Operating income	72.7	66.3	197.6	170.0
Operating income, excluding restructuring charges	75.1	70.5	197.8	183.8

For the third quarter, sales for McCormick’s consumer business rose 14% and 10% in local currency over the third quarter of 2007. Higher volume and product mix added 7% to sales, including the impact of recent acquisitions that accounted for 4% of the increase. Pricing actions taken to offset higher costs added another 3% to sales. Consumer sales in the Americas rose 15% and 14% in local currency. In this region, higher volume and product mix added 10% to sales including a 6% impact from the acquisitions of Lawry’s and Billy Bee honey, as well as the benefit of new distribution and increased marketing support. Higher pricing added 4% to consumer sales in the Americas. Consumer sales in Europe increased 11%, with 11% from favorable foreign exchange rates and 1% from pricing actions. Unfavorable volume and product mix reduced sales by 1% as a tough economy began to impact this region. Performance remained strong in the Asia/Pacific region, with consumer sales up 25% and 12% in local currency, led by favorable volume and product mix.

For the third quarter, consumer business operating income excluding restructuring charges rose to $75.1 million from $70.5 million in 2007 due in large part to the 14% increase in sales. Operating income in the third quarter of 2008 included a significant increase in promotion and advertising to support the long-term growth of the Company’s consumer brands.

Industrial Business

(in millions)	Three Months Ended		Nine Months Ended
	8/31/08	8/31/07	8/31/08	8/31/07
Net sales	$338.6	$328.8	$998.8	$921.4
Operating income	20.2	22.6	53.2	52.1
Operating income, excluding restructuring charges	21.3	22.6	57.2	57.6

For the third quarter, sales for McCormick’s industrial business increased 3% over the third quarter of 2007, with a 2% increase from foreign exchange rates and 6% from higher prices taken in response to increased costs of certain commodities. While the Company successfully introduced new products during this period, volume and product mix declined 5% with lower sales to restaurant customers in the Americas and Europe. In addition, efforts to discontinue the sale of certain low margin items impacted third quarter sales. Industrial sales in the Americas rose 1% with 1% added from favorable foreign exchange rates and 5% from pricing actions, offset in part by a 5% decline in volume and product mix. In Europe, a 1% increase in industrial sales was the result of higher pricing which added 9%, offset in part by an 8% reduction in volume and product mix. Currency exchange rates had no significant impact to the industrial business in Europe where the primary exposure is to the British pound. Strong demand by restaurant customers in the Asia/Pacific region, along with higher pricing, led to a 26% increase in industrial sales in the third quarter. In local currency, the increase was 14%.

Following year on year increases in industrial operating income in the first two quarters, lower volume in the third quarter led to a $1.3 million decline in operating income excluding restructuring charges. The Company is pursuing additional new product opportunities to drive sales growth, improve manufacturing efficiency and increase profit for the industrial business.

Non-GAAP Financial Measures

The non-GAAP information in this press release (which excludes restructuring charges, the gain on the sale of Season-All and the cost related to a rebalancing of the debt structure for the Lawry’s acquisition) is not a measure that is defined in generally accepted accounting principles (“GAAP”). Management believes the non-GAAP information is important for purposes of comparison to prior periods and development of future projections and earnings growth prospects. This information is also used by management to measure the profitability of our on-going operations. Management analyzes the Company’s business performance and trends excluding amounts related to the restructuring, the gain on the sale of Season-All and the cost related to a rebalancing of the debt structure for the Lawry’s acquisition. Management believes these measures provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Reconciliation of GAAP to non-GAAP Financial Measures

The Company has provided below certain non-GAAP financial results excluding amounts related to a restructuring program in 2008 and 2007 and, related to the acquisition of Lawry’s in the third quarter of 2008, the gain on the sale of Season-All and cost to rebalance debt.

(in millions except per share data)	Three Months Ended		Nine Months Ended
	8/31/08	8/31/07	8/31/08	8/31/07
Operating income	$92.9	$88.9	$250.8	$222.1
Impact of restructuring charges	3.5	4.2	4.2	19.3

Adjusted operating income	$96.4	$93.1	$255.0	$241.4

% increase versus prior period	3.5%		5.6%

Net income	$68.6	$56.8	$173.4	$142.5
Impact of restructuring charges	2.4 *	3.0 *	2.9 *	14.1 *
Gain on sale of Season-All ($12.9 pre-tax)	(8.9)	—	(8.9)	—
Cost to rebalance debt ($5.0 pre-tax)	3.4	—	3.4	—

Adjusted net income	$65.5	$59.8	$170.8	$156.6

Earnings per share – diluted	$0.52	$0.43	$1.32	$1.07
Impact of restructuring charges	0.02	0.02	0.02	0.10
Gain on sale of Season-All	(0.07)	—	(0.07)	—
Cost to rebalance debt	0.03	—	0.03	—

Adjusted earnings per share – diluted	$0.50	$0.45	$1.30	$1.17

% increase versus prior period	11.1%		11.1%

* The impact of restructuring activity on net income includes:
Restructuring charges included in cost of good sold	$(0.9)	$(1.4)	$(2.5)	$(2.7)
Restructuring charges	(2.6)	(2.8)	(1.7)	(16.6)
Tax impact included in income taxes	1.1	1.2	1.3	6.0
Loss on sale of unconsolidated operations	—	—	—	(0.8)

	$(2.4)	$(3.0)	$(2.9)	$(14.1)

Live Webcast

As previously announced, McCormick will hold a conference call with analysts today at 8:00 a.m. ET. The conference call will be web cast live via the McCormick corporate web site. Go to ir.mccormick.com and follow directions to listen to the call. At this same location, a replay of the call will be available following the live call. Past press releases and additional information can be found at this address.

Forward-looking Information

Certain information contained in this release, including expected trends in net sales and earnings performance, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could be materially affected by external factors such as damage to our reputation or brand name, business interruptions due to natural disasters or similar unexpected events, actions of competitors, customer relationships and financial condition, the ability to achieve expected cost savings and margin improvements, the successful acquisition and integration of new businesses, fluctuations in the cost and availability of raw and packaging materials, and global economic conditions generally which would include interest and inflation rates as well as foreign currency fluctuations, and other risks described in the Company’s Form 10-K for the fiscal year ended November 30, 2007. Actual results could differ materially from those projected in the forward-looking statements. The Company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise.

About McCormick

McCormick & Company, Incorporated is a global leader in the manufacture, marketing and distribution of spices, seasonings and flavors to the entire food industry – retail outlets, food manufacturers and food service businesses.

# # #

For information contact:

Corporate Communications: John McCormick (410-771-7110 or

john_mccormick@mccormick.com)

Investor Relations: Joyce Brooks (410-771-7244 or joyce_brooks@mccormick.com)

9/2008

Third Quarter Report	McCormick & Company, Incorporated

Consolidated Income Statement (Unaudited)

(In millions except per-share data)

	Three Months Ended		Nine Months Ended
	August 31, 2008	August 31, 2007	August 31, 2008	August 31, 2007
Net sales	$781.6	$716.2	$2,269.7	$2,056.1
Cost of goods sold	473.2	431.9	1,377.6	1,235.6

Gross profit	308.4	284.3	892.1	820.5
Gross profit margin	39.5%	39.7%	39.3%	39.9%
Selling, general and administrative expense	212.9	192.6	639.6	581.8
Restructuring charges	2.6	2.8	1.7	16.6

Operating income	92.9	88.9	250.8	222.1
Interest expense	12.8	15.8	40.3	44.9
Other income, net	(10.0)	(2.4)	(16.4)	(6.5)

Income from consolidated operations before income taxes	90.1	75.5	226.9	183.7
Income taxes	26.8	23.2	68.5	55.9

Net income from consolidated operations	63.3	52.3	158.4	127.8
Income from unconsolidated operations	5.3	4.5	15.0	15.5
Loss on sale of unconsolidated operation	—	—	—	(0.8)

Net income	$68.6	$56.8	$173.4	$142.5

Earnings per common share - basic	$0.53	$0.44	$1.35	$1.10

Earnings per common share - diluted	$0.52	$0.43	$1.32	$1.07

Average shares outstanding - basic	129.3	129.1	128.7	129.8
Average shares outstanding - diluted	132.3	132.4	131.6	133.3

Third Quarter Report	McCormick & Company, Incorporated

Consolidated Balance Sheet (Unaudited)

(In millions)

	August 31, 2008	August 31, 2007
Assets
Current assets
Cash and cash equivalents	$30.3	$45.7
Receivables, net	429.8	399.9
Inventories	462.3	439.9
Prepaid expenses and other current assets	57.6	58.1

Total current assets	980.0	943.6
Property, plant and equipment, net	476.6	469.5
Goodwill, net	1,328.3	835.7
Intangible assets, net	419.7	204.4
Prepaid allowances	42.0	46.7
Investments and other assets	183.7	173.4

Total assets	$3,430.3	$2,673.3

Liabilities and shareholders' equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$473.5	$455.7
Trade accounts payable	249.2	209.3
Other accrued liabilities	334.4	339.0

Total current liabilities	1,057.1	1,004.0
Long-term debt	878.2	418.0
Other long-term liabilities	279.8	282.0

Total liabilities	2,215.1	1,704.0
Shareholders’ equity
Common stock	578.1	489.4
Retained earnings	403.3	298.8
Accumulated other comprehensive income	233.8	181.1

Total shareholders’ equity	1,215.2	969.3

Total liabilities and shareholders' equity	$3,430.3	$2,673.3

Third Quarter Report	McCormick & Company, Incorporated

Consolidated Statement of Cash Flows (Unaudited)

(In millions)

	Nine Months Ended
	August 31, 2008	August 31, 2007
Cash flows from operating activities
Net income	$173.4	$142.5
Adjustments to reconcile net income to net cash flow from operating activities:
Depreciation and amortization	64.6	61.4
Stock based compensation	15.0	17.5
Loss on sale of unconsolidated operation	—	0.8
Income from unconsolidated operations	(15.0)	(15.5)
Changes in operating assets and liabilities	(134.1)	(193.4)
Dividends from unconsolidated affiliates	11.4	9.7

Net cash flow from operating activities	115.3	23.0

Cash flows from investing activities
Capital expenditures	(56.7)	(50.7)
Acquisitions of businesses	(696.8)	(15.9)
Net proceeds from sale of Season-All	14.0	—
Proceeds from sale of property, plant and equipment	14.8	0.1

Net cash flow used in investing activities	(724.7)	(66.5)

Cash flows from financing activities
Short-term borrowings, net	276.3	223.6
Long-term debt borrowings	503.1	—
Long-term debt repayments	(150.3)	(0.3)
Proceeds from exercised stock options	48.3	34.1
Common stock acquired by purchase	(10.0)	(146.8)
Dividends paid	(85.5)	(78.1)

Net cash flow provided by financing activities	581.9	32.5

Effect of exchange rate changes on cash and cash equivalents	11.9	7.6

Increase/(decrease) in cash and cash equivalents	(15.6)	(3.4)
Cash and cash equivalents at beginning of period	45.9	49.1

Cash and cash equivalents at end of period	$30.3	$45.7